BorgWarner Agrees to Sell REMY Light Vehicle Aftermarket Business to Torque Capital

Auburn Hills, Michigan, October 3, 2016 - BorgWarner has agreed to sell its REMY light vehicle aftermarket business to an investor group led by Torque Capital Group. The sale includes manufacturing facilities in San Luis Potosi, Mexico; Piedras Negras, Mexico; Twinsburg, Ohio; Edmond, Oklahoma; Brussels, Belgium; Jemmal (Menzel Harb), Tunisia; and Miskolc, Hungary. The business employs a total of approximately 3,000 people. The purchase price of the transaction is approximately $80 million, subject to customary adjustment. Completion of the transaction is expected in the fourth quarter, subject to the satisfaction of customary closing conditions.
Sales of this light vehicle aftermarket business through the first six months of 2016 were approximately $142 million. BorgWarner will retain the core rotating electric business of the former REMY International, Inc. to complement its focus on hybrid and electric vehicle propulsion systems. This transaction does not include other BorgWarner products or technologies including the DELCO REMY commercial vehicle products.
As a result of the transaction, including the write-off of excess purchase price allocation related to the 2015 acquisition of the former REMY International Inc., BorgWarner estimates that it will incur a 2016 pre-tax loss of approximately $95-125 million, subject to final closing adjustments.

About BorgWarner
BorgWarner Inc. (NYSE: BWA) is a global product leader in clean and efficient technology solutions for combustion, hybrid and electric vehicles. With manufacturing and technical facilities in 74 locations in 19 countries, the company employs approximately 30,000 worldwide. For more information, please visit borgwarner.com.

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Media contact:
Katya Pruett
Phone: 1-248-495-9482
Email: mediacontact@borgwarner.com